Exhibit 99.1

NEW INVESTMENTS PRESS RELEASE OF TRILINC GLOBAL IMPACT FUND, LLC

Los Angeles, CA (November 17, 2017) - TriLinc Global Impact Fund (“TriLinc”) announced today that it recently approved $17.1 million in term loan and trade finance transactions, bringing total financing commitments as of October 31, 2017 to $391 million for business expansion and socioeconomic development through its holdings in Sub-Saharan Africa, Latin America, and Southeast Asia. The weighted average loan size of the portfolio is $7.97 million with an average duration of 1.74 years. TriLinc is an impact investing fund that provides growth-stage loans and trade finance to established small and medium enterprises (“SMEs”) in developing economies where access to affordable capital is significantly limited.  Impact Investing is defined as investing with the specific objective of achieving a competitive financial return as well as creating positive, measurable impact in communities across the globe.  Since TriLinc commenced operations and through October 31 2017, TriLinc has funded $749.2 million in aggregate investments to 68 borrower companies, including $53 million in temporary investments. Of the aggregate investment amount, the Company has received $405.4 million in full aggregate transaction repayments (54.11% of total invested) from existing and exited trade finance, term loan, and temporary investment facilities. The transaction details are summarized below.

On October 2, 2017, TriLinc funded $3,140,000 as part of an existing $10,800,000 senior secured term loan to a sustainable timber exporter located in New Zealand that sources logs in-country to supply the Indian timber sector. Priced at 11.50%, the transaction is set to mature on April 2, 2021 and is secured by stumpage rights acquired by the borrower, logs harvested by the borrower, security interest over the assets relevant to the stumpage rights, among others, with a cash flow coverage ratio of 3.00x. The borrower operates a vertically integrated business model with different entities focusing on supporting plantation development, harvesting, and transportation. TriLinc’s loan will finance the acquisition of stumpage rights to harvest timber from sustainably managed timber plantations that operate in accordance with the New Zealand Resource Management Act and Environmental Code of Practice for Plantation Forestry. The majority of harvest contractors and workers are sourced from the Maori tribes and local communities, and it is expected that ongoing harvesting and management of these assets will generate substantial employment and commercial opportunities for the Maori. Most of the harvest will be shipped to India, where the timber sector is growing rapidly due to an increase in construction activity and rising consumer demand.

On October 3, 2017, TriLinc funded $1,600,494 as part of an existing $11,000,000 revolving senior secured trade finance facility with a mobile phone distributor based in Hong Kong, which specializes in the trading and distribution of mobile phones, cameras, music players and home appliances. Priced at 10.00%, the transaction is set to mature on January 2, 2018 and is secured by receivables, personal and corporate guarantees, a collection account, and properties in Hong Kong, with a collateral coverage ratio of ≥1.13x. The borrower was appointed to be the exclusive distributor in India for a large multinational networking and telecommunications equipment company. India has the fastest-growing smartphone market in the world, and TriLinc’s financing will support the distribution of mobile phones throughout the country that are both high quality and affordable. In addition to expanding access to technology within India, the borrower maintains an active corporate social responsibility program in India that is focused on bringing technological education to the youth in West Bengal.

On October 13, 2017, TriLinc funded $1,036,735 as part of an existing $15,000,000 senior secured 4.2-year term loan to a Colombian consumer lender that services public sector employees and retirees within small and medium size government agencies throughout the country. Priced at 11.50%, the transaction is set to mature on August 1, 2021, and is secured by the portfolio of payroll deduction loans and all cash flow stemming from these assigned deduction loans, with a cash flow coverage ratio of 2.9x. The borrower anticipates that TriLinc’s loan will assist the company in originating new payroll deduction loans, which would provide middle income consumers with timely and flexible financing for voluntary private consumption.

On October 26, 2017, TriLinc funded $11,315,000 as part of a new $20,315,000 45-month senior secured term loan to a municipal solid waste-to-jet fuel processor in Mexico. TriLinc Global Sustainable Income Fund, LLC, a private fund sponsored by TriLinc’s sponsor, funded an additional total commitment amount of $5,260,000.  TriLinc’s financing will support the development of a services agreement to implement patented waste-to-energy technology in Mexico and Brazil, where the construction of a waste processing facility and biorefinery will take place. For each new recycling and processing plant constructed, approximately 145,000 tons of municipal solid waste feedstock will be converted into 10.5 million gallons of ethanol each year, which will later be converted into renewable jet fuel, in addition to producing sufficient renewable electricity for the facility operations. The borrower believes that the transfer of this technology into the Mexican marketplace will offer cost savings for waste service providers throughout the growing metropolitan areas, decrease methane emissions from a reduction in landfill cover, reduce carbon emissions through promoting the use of cleaner jet fuel, and create significant employment opportunity for both the construction and operation phases of the facility.  Priced at 14.50%, the transaction is set to mature on July 27, 2021 and is secured by preferred shares in the U.S Patent owner of the waste-to-fuel technology, and exclusive technical and services agreements with future projects in Mexico and Brazil.

“TriLinc’s recent investment activity demonstrates our commitment to supporting SMEs that are using innovative strategies to supply essential products into the marketplace,” said Gloria Nelund, CEO of TriLinc. “By financing companies like the waste-to-energy processor that utilizes free landfill waste to generate a more sustainable version of jetfuel, TriLinc aims to enhance the sustainable use of resources to generate positive economic, social, and environmental benefits.”

About TriLinc Global Impact Fund

TriLinc is a non-traded, externally managed, limited liability company that makes impact investments in SMEs in developing economies that provide the opportunity to achieve both competitive financial returns and positive measurable impact.  TriLinc invests in SMEs through experienced local market sub-advisors, and expects to create a diversified portfolio of financial assets consisting primarily of collateralized private debt instruments.  In addition, the Company aggregates and analyzes social, economic, and environmental impact data to track progress and measure success against stated objectives.